NEWS RELEASE	Release Date: 11/1/2007

CARUSO BENEFITS GROUP TO ACQUIRE
EMPLOYEE BENEFITS DIVISION OF HAFER & COMPANY

Lehigh Valley, PA– Michael J. Caruso, President of Caruso Benefits Group, Inc. (CBG), a wholly-owned subsidiary of Keystone Nazareth Bank & Trust Company, is pleased to announce the acquisition of the Employee Benefits Division of Hafer & Company of Reading PA, effective 11/1/2007.  Hafer & Company is recognized for their excellence in providing solutions for employee benefit services, retirement plans and asset management.

Rebecca Hafer, Hafer & Company Employee Benefits Consultant, and her existing team will continue to run the Hafer division of CBG from their current Reading PA location. According to Hafer, the integration of the employee benefits services will “allow us to bring additional services and support to our clientele which we feel is critical in the ever-changing world of benefits management.”

Caruso agrees, “There are unchartered waters ahead in the employee benefits arena, and the synergies CBG has with Hafer will ensure our future success in overcoming those challenges.  Our name symbolizes a strong foundation of experience.  The cornerstone of our success lies in the unparalleled service we provide, and our reputation for reliability is renowned.  We are very pleased to be integrating the sound Hafer principles of uncompromised service into the CBG structure.”

About Caruso Benefits Group, Inc.
Founded in 1971 by Michael J. Caruso, Caruso Benefits Group, Inc. specializes in employee benefits management with an emphasis on group medical, life and disability.  They service clientele ranging from individual entrepreneurs to large organizations, primarily in the Eastern PA region. In April 2005, Caruso Benefits Group, Inc. became a wholly owned subsidiary of Keystone Nazareth Bank & Trust Company.

About KNBT Bancorp, Inc.
KNBT Bancorp, Inc. is the parent bank holding company for Keystone Nazareth Bank & Trust Company.  Keystone Nazareth Bank & Trust Company is a Pennsylvania chartered savings bank headquartered in Bethlehem, Pennsylvania with 56 branch offices throughout the Greater Lehigh Valley and Northeast Pennsylvania region.  In September 2007, KNBT Bancorp and National Penn Bancshares announced that they entered into an Agreement and Plan of Merger pursuant to which KNBT will merge with National Penn Bancshares, Inc.

Contacts:

Mike Caruso, President, Caruso Benefits Group, Inc., 610-865-0261

Becky Hafer, Consultant, Hafer & Company, 610-370-2601

Dennis Ryan, Senior Vice President, Marketing, Keystone Nazareth Bank & Trust Company, 610-861-5000

The information contained in this press release may contain forward-looking statements (as defined in the Securities Exchange Act of 1934 and the regulations thereunder) which are not historical facts or as to KNBT’s management's intentions, plans, beliefs, expectations or opinions or with respect to the operation of KNBT or its subsidiaries.  These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of KNBT and its management, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) economic and competitive conditions which could affect the volume of loan originations, deposit flows and real estate values; (2) the levels of non-interest income and expense and the amount of loan losses; (3) competitive pressure among depository institutions increases significantly; (4) changes in the interest rate environment may reduce interest margins; (5) general economic conditions, either nationally or in the markets in which KNBT is doing business, are less favorable than expected; (6) mergers may result in significant charges to income, may not produce revenue enhancements or cost savings at levels or within time frames originally anticipated and may result in unforeseen integration difficulties; (7) disruptions may occur from the announced merger with National Penn Bancshares, Inc. (“National Penn”) and may create difficulties in maintaining relationships with customers and employees; (8) the failure to obtain shareholders or regulatory approval of the pending merger with National Penn; (9)legislation or changes in regulatory requirements adversely affect the business in which KNBT is engaged; and other factors discussed in the documents filed by KNBT with the Securities and Exchange Commission ("SEC") from time to time. Copies of these documents may be obtained from KNBT upon request and without charge (except for the exhibits thereto) or can be accessed at the website maintained by the SEC at http://www.sec.gov.  KNBT undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Additional Information about the KNBT/National Penn Transaction:

National Penn has filed a registration statement on Form S-4 in connection with the merger with KNBT, and National Penn and KNBT intend to mail a joint proxy statement/prospectus to their respective shareholders in connection with the transaction. Shareholders and investors are urged to read the joint proxy statement/prospectus when it becomes available, because it will contain important information about KNBT, National Penn and the transaction. You may obtain a free copy of the joint proxy statement/prospectus (when it is available) as well as other filings containing information about KNBT and National Penn at the SEC's web site at www.sec.gov. A free copy of the joint proxy statement/prospectus, and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus, may also be obtained from National Penn or KNBT, by directing the request to either of the following persons:

Mr. Eugene Sobol	Ms. Sandra L. Spayd
Senior Executive Vice President &	Corporate Secretary
Chief Financial Officer	National Penn Bancshares, Inc.
KNBT Bancorp, Inc.	Philadelphia and Reading Avenues
90 Highland Avenue	Boyertown, PA 19512
Bethlehem, PA 18017	(610) 369-6202
(610) 807-5888

KNBT, National Penn and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of KNBT and National Penn in favor of the transaction. Information regarding the interests of the executive officers and directors of KNBT and National Penn in the transaction will be included in the joint proxy statement/prospectus.

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